EXHIBIT 99.1

BIW Limited
For Immediate Release
Business Editors
Company Contact:	John S. Tomac, President
Phone:	(203) 735-1888

Ansonia, CT - May 19, 2006 - BIW Limited (AMEX-BIW) announced today that its subsidiary Birmingham Utilities, Inc. has filed an application with the Connecticut Department of Public Utility Control (DPUC), requesting a $1,795,000 increase in water service rates. As part of that application the Company is seeking rate equalization between its two operating divisions. The Company’s Ansonia or Valley division includes service to customers in Ansonia, Derby and a portion of Seymour. The Company’s Eastern division includes service to customers in 16 towns in eastern Connecticut, acquired in the Company’s acquisition of the Eastern Connecticut Regional Water Company in 2003. The proposed increase of 24.87% will have the effect of increasing the average residential customer’s water bill in the Ansonia division by about 35 cents per day. The average customer uses 73,000 gallons of water per year in the Ansonia division. For the Eastern division customers, the rate increases will vary depending on the type of customer. Flat rate customers will see a rate increase from 15 cents per day to 59 cents per day, while metered customers may actually see a reduction in their bills ranging from 10 cents to 25 cents per day.

John S. Tomac, Company President said, “The rate increase is needed to cover the Company’s investment it has made in plant improvements since 2003 in both the Valley and Eastern divisions.” Mr. Tomac noted that as a result of increased capital investments, depreciation expense and property taxes increase as well. “We continue to manage operating expenses despite higher purchased water costs and continued pressure on employee benefits costs.” Tomac further noted that water sales, particularly in the Valley division continue to decline. He said, “we have never achieved revenue levels allowed in our last rate decision in 2003 for our Valley division.” Tomac lastly noted that “rate equalization is important at this time as we believe customer growth will take place in our Eastern division. The addition of more customers will allow our fixed costs to be spread over a larger base.” The ultimate decision, however, in regard to rate equalization will be made by the DPUC.

Birmingham Utilities, Inc. a subsidiary of BIW Limited, is a public water service company that serves approximately 32,000 people in the cities of Ansonia, Derby and in parts of the town of Seymour and 16 towns in eastern Connecticut.

This press release contains forward-looking statements. While these forward-looking statements represent our judgments and future expectations concerning the development of our business and the timing and impact of the pending rate application, a number of risks, uncertainties, and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, regulatory approvals of the application; the costs related to the application; the risk that anticipated benefits will not be obtained or will not be obtained within the time anticipated; and other key factors that could adversely affect our business and financial performance contained in our Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission. BIW Limited is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.